EXHIBIT 77I

     For RiverSource Balanced Fund - Class R4:

     Class R4 is offered exclusively to certain institutional investors at net asset value without an initial sales charge or contingent deferred sales charge on redemption and does not convert to any other class of shares.

     Class R4 shares are available to the following investors: o Qualified employee benefit plans.
     o Trust companies or similar institutions, and charitable organizations that meet the definition in Section 501(c)(3) of the Internal Revenue Code.
     o Non-qualified deferred compensation plans whose participants are included in a qualified employee benefit plan described above.
     o State sponsored college savings plans established under Section 529 of the Internal Revenue Code.

     For RiverSource Diversified Equity Income Fund and RiverSource Mid Cap Value Fund - Class R2, Class R3, Class R4, Class R5 and Class W:

     Class R2, Class R3, Class R4 and Class R5 are offered exclusively to certain institutional investors at net asset value without an initial sales charge or contingent deferred sales charge on redemption. These shares do not convert to any other class of shares. Class R2 and Class R3 shares have an annual distribution and shareholder servicing (12b-1) fee. Class R2, Class R3 and Class R4 have an annual plan administration services fee.

     Class R shares are available to the following investors:
     - Qualified employee benefit plans.
     - Trust companies or similar institutions, and charitable organizations that meet the definition in Section 501(c)(3) of the Internal Revenue Code.
     - Non-qualified deferred compensation plans whose participants are included in a qualified employee benefit plan described above.
     - State sponsored college savings plans established under Section 529 of the Internal Revenue Code.

     Class W shares are offered exclusively to investors in managed account programs at net asset value without an initial sales charge or contingent deferred sales charge on redemption. Class W shares have an annual distribution and shareholder servicing (12b-1) fee and do not convert to any other class of shares.

     Class W shares are available to investors purchasing through authorized investment programs managed by investment professionals, including discretionary managed account programs.